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                                                                    EXHIBIT 23.5

The Board of Directors

RF Power Products, Inc.

    We consent to the incorporation by reference in the registration statement on Form S-4 of Advanced Energy Industries, Inc. of our report dated January 16, 1998, relating to the consolidated balance sheets of RF Power Products, Inc. and subsidiary as of November 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended November 30, 1997 and 1996, and related schedule, which report appears in the November 30, 1997 annual report on Form 10-K of RF Power Products, Inc., incorporated herein by reference.

                                            KPMG Peat Marwick LLP

                                          /s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
August 31, 1998